SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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BAY BANCORP, INC.
(Name of Registrant as Specified in its Charter)

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BAY BANCORP, INC.
2328 West Joppa Road, Suite 325
Lutherville, Maryland 21093

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2014

To the Stockholders of Bay Bancorp, Inc.:

The Annual Meeting (the “Annual Meeting”) of Stockholders of Bay Bancorp, Inc., a Maryland corporation (the “Company”), will be held at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046, on May 14, 2014, at 10:00 a.m., prevailing local time, for the following purposes:

1.
To elect the nine nominees named in the attached Proxy Statement and proxy card to serve on the Company’s Board of Directors for one-year terms and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for 2014;

3.	To adopt a non-binding advisory resolution approving the compensation paid to the Company’s named executive officers for 2013; and

4.	To transact such other business as may be properly brought before the meeting or any adjournment thereof.

The close of business on March 31, 2014 has been fixed by the Board of Directors of the Company as the record date for determining Stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

Your attention is directed to the enclosed Proxy Statement and Annual Report of the Company for the fiscal year ended December 31, 2013.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY SIGNING, DATING AND MAILING THE ENCLOSED PROXY. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE U.S.A. OR CANADA. STOCKHOLDERS ATTENDING THE MEETING MAY REVOKE THEIR PROXIES AND PERSONALLY VOTE ON ALL MATTERS THAT ARE CONSIDERED. IT IS IMPORTANT THAT YOUR SHARES BE VOTED.

By Order of the Board of Directors

Bill Weller Secretary

Lutherville, Maryland
April 11, 2014

BAY BANCORP, INC.
PROXY STATEMENT

BAY BANCORP, INC.
2328 West Joppa Road, Suite 325
Lutherville, Maryland 21093
410-494-2580

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2014

SOLICITATION, VOTING AND REVOCATION OF PROXIES

This Proxy Statement (the “Proxy Statement”) and the enclosed proxy has been furnished on or about April 11, 2014, to the stockholders of Bay Bancorp, Inc., a Maryland corporation (the “Company”, “we”, “us” and “our”), as of the close of business on March 31, 2014, in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board” or “Board of Directors”) to be voted at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 14, 2014, at 10:00 a.m., prevailing local time, and any adjournments thereof. The Annual Meeting will be held at our Operations Center which is located at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046.

The Board of Directors has selected Robert Aumiller, Mark Caplan and Harold Hackerman to act as proxies with full power of substitution. A proxy may be revoked at any time prior to its exercise by (i) giving written notice of revocation to the Company, (ii) executing and delivering a proxy to the Company bearing a later date, or (iii) attending the Annual Meeting and voting in person. The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder’s proxy.

Please complete, date, and sign the accompanying proxy card and return it to us promptly in the enclosed envelope. If a proxy card is properly executed and returned in time for voting, the shares represented thereby will be voted as indicated thereon.

We do not know of any matter to be presented at the Annual Meeting except as described herein. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy card intend to vote the proxies granted to them according to their best judgment.

The Company will bear the cost of soliciting proxies. In addition to the solicitation of proxies by mail, we also may solicit proxies personally or by telephone through our directors, officers, and regular employees. The Company also will request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

A separate notice of our intention to use the householding rules promulgated by the Securities and Exchange Commission (the “SEC”) is included with this mailing and is described below in the section entitled, “Delivery of Documents to Stockholders Sharing an Address”. Please note that if you own shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), through a nominee (such as bank or broker), information regarding householding should be forwarded to you by the nominee.

Effective April 19, 2013, as discussed in more detail below in the section entitled, “Change in Control”, the Company, then known as Carrollton Bancorp, merged with Jefferson Bancorp, Inc. (“Jefferson”) in a reverse merger transaction, with the Company as the surviving corporation (the “Merger”). In connection with the Merger, Carrollton Bank, then a bank subsidiary of Carrollton Bancorp, merged with and into Bay Bank, F.S.B. (the “Bank”), then a bank subsidiary of Jefferson, with the Bank as the surviving bank subsidiary of the Company. On November 1, 2013, the Company changed its name from Carrollton Bancorp to Bay Bancorp, Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 14, 2014

The Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders and the Company’s Annual Report for the year ended December 31, 2013, are available at: http://www.baybankmd.com/AboutUs/InvestorRelations/PROXYMATERIALS.aspx

QUORUM REQUIREMENT

Consistent with the Maryland General Corporation Law and the Company’s Bylaws, the presence, in person or by proxy, of stockholders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Persons appointed by the Company to act as election inspectors for the meeting will count votes cast by proxy or in person at the Annual Meeting.  Abstentions and broker non-votes (as defined below) will be counted toward the presence of a quorum.

VOTING PROCEDURES

A stockholder is entitled to one vote for each share owned. Stockholder votes will be tabulated by the Company’s designee, Broadridge Financial Solutions.

A proxy card that is properly executed, delivered and not revoked will be voted in accordance with the voting instructions made on such proxy. Except as discussed below with respect to shares held in street name, properly executed, unrevoked proxies received by the Company on which no voting specification has been made by the stockholder will be voted FOR the election of the nine director nominees named in Proposal 1, FOR the ratification of the appointment of McGladrey, LLP as the Company’s independent registered public accounting firm for 2014, as described in Proposal 2, FOR the adoption of the non-binding advisory resolution (the “Say-on-Pay Vote”) approving the compensation paid to the

Bay Bancorp, Inc., Proxy Statement - Page 1

Company’s named executive officers for 2013, as described in Proposal 3, and in the discretion of the proxies with respect to any other matter that may properly come before the meeting or any adjournments or postponements thereof pursuant to Proposal 4.

Please note that if you hold your shares in a stock brokerage account or if your shares of Common Stock are held by a bank or other nominee (that is, in street name), you may not vote those shares by returning a proxy card directly to the Company or by voting in person at the Annual Meeting unless you provide a “legal proxy”, which you must obtain from your bank, broker or nominee. In addition, your broker, bank or other nominee will not vote those shares (a “broker non-vote”) on any non-routine or contested matter unless you provide voting instructions to your broker, bank or other nominee. The matters to be voted on pursuant to Proposal 1 and Proposal 3 are non-routine items. Proposal 2 is a routine item. Thus, if your broker or other street name holder of record signs and returns a proxy card on your behalf but does not indicate how the Common Stock should be voted, then the shares represented by the proxy card will be voted FOR in Proposal 2, but will not be voted on any other proposal. Accordingly, you should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee when it sends this Proxy Statement to you.

VOTING SECURITIES; RECORD DATE

The Board of Directors has fixed the close of business on March 31, 2014 as the record date for determining those stockholders who are entitled to receive notice of and to vote at the Annual Meeting.

As of the record date, there were 9,379,753 shares of the Common Stock outstanding.

THE ELECTION OF NINE DIRECTORS TO SERVE UNTIL THE 2015 ANNUAL MEETING (PROPOSAL 1)

At the Annual Meeting, stockholders will be asked to elect Robert J. Aumiller, Steven K. Breeden, Kevin G. Byrnes, Mark M. Caplan, Kevin B. Cashen, Harold I. Hackerman, Eric D. Hovde, Charles L. Maskell, Jr., and Joseph J. Thomas to the Board of Directors for one-year terms and until their respective successors are duly elected and qualified. Biographical and other information regarding each of the nominees is set forth below in the section of this Proxy Statement entitled, “Information Regarding Directors and Director Nominees”.

All of the nominees are current directors of the Company and its bank subsidiary, Bay Bank, F.S.B. (the “Bank”), and, with the exception of Mr. Hovde, were elected to the Board by stockholders at the 2013 Annual Meeting.  Mr. Hovde was elected by the Board on September 25, 2013 to fill the vacancy created when Shaun E. Murphy resigned from the Board. Each nominee has consented to serve as a director if elected.

VOTE REQUIRED

A plurality of the shares voted at the Annual Meeting, assuming a quorum is present, is necessary to elect a nominee as a director. In other words, the nominee who receives the greatest number of votes cast for that directorship position, up to the number of nominees up for election, will be elected.  Withheld votes and broker non-votes if any, will have no effect on the outcome of the vote for the election of directors.

BOARD RECOMMENDATION

The Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees as directors of the Company.

In the event that any of the nominees should be unable to serve on the Board of Directors, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their sole discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve. Alternatively, the Board of Directors may elect to further reduce the size of the Board of Directors.

INFORMATION REGARDING DIRECTORS AND DIRECTOR NOMINEES

This section of the Proxy Statement provides, as of April 11, 2014, the names and ages of all nominees, their principal occupations and business experience during at least five years, and their qualifications for service as directors.

Robert J. Aumiller, 66. Mr. Aumiller is the President of Mackenzie Commercial Real Estate Services, LLC, a commercial real estate brokerage where he has been for over 30 years. Mr. Aumiller acts as Project Team Leader and oversees and participates in all facets of the operation of the company. Mr. Aumiller is broker of record for the company and has been a licensed real estate broker for more than 25 years. Mr. Aumiller also has significant commercial development experience, having been involved in build-to-suit projects and equity participations and acquisitions, as well as services relating to site selection, marketing and feasibility analysis, building design and construction, financing, and management of various industrial, medical and office facilities. Mr. Aumiller is also an attorney who, prior to joining Mackenzie in 1983, was engaged in private practice representing various real estate investors and developers. Prior to that time, Mr. Aumiller was an Assistant Attorney General for the State of Maryland and, among other clients, represented the Maryland Real Estate and Banking Commissions and served as counsel to the Maryland State Department of Assessments and Taxation. Mr. Aumiller is past president of the Maryland Chapter of NAIOP and has lectured both locally and nationally on build-to-suit development and the development process. Mr. Aumiller is also a stockholder and serves as Executive Vice President of Mackenzie Ventures, LLC, the holding company that owns and operates all of the various Mackenzie Companies. Mr. Aumiller, who serves on the Executive and Compensation Committees, has served as a director of the Company since 2001 and of Bay Bank, F.S.B. since April 19, 2013. Between 2001 and April 19, 2013, he served as a director of Carrollton Bank.

The Board of Directors believes that Mr. Aumiller’s qualifications for serving as a director include his experience as both a commercial and residential developer, which gives him valuable insight into the sector in which we originate a large portion of our loans, as well as his entrepreneurial, financial and operational expertise.

Steven K. Breeden*, 54. Mr. Breeden is a principal in Security Development Corporation, a diversified real estate development company located in Howard County, Maryland. Mr. Breeden has been with Security Development for more than 32 years, where his work has involved financial analysis of commercial real estate projects, economic modeling and daily project monitoring. He is responsible for the company’s

Bay Bancorp, Inc., Proxy Statement - Page 2

banking relationships. Mr. Breeden holds a Master’s degree in Finance. Mr. Breeden, who serves on the Audit and Compensation Committees, has served as a director of the Company since 1995 and of Bay Bank, F.S.B. since April 19, 2013. Between 1995 and April 19, 2013, he served as a director of Carrollton Bank.

The Board of Directors believes that Mr. Breeden’s qualifications for serving as a director include his knowledge of the Bank’s business and operations as a result of his years of service as a director of the Company and the Bank and his involvement for more than 30 years in most aspects of real estate development, with a concentration in complex financing, of thousands of residential lots, and dozens of strip centers and apartments throughout the Baltimore area, with a concentration in Howard County. This experience has allowed him to develop an extensive understanding of the real estate industry and market conditions in one of the areas in which we originate mortgage loans. With continuing ownership interests in many real estate product types, Mr. Breeden brings his financial and real estate expertise to the Board as he is in touch with the financial and housing markets daily.

Kevin G. Byrnes*, 67. Mr. Byrnes has served in various leadership positions in the banking industry over the last 40 years. Mr. Byrnes was most recently the President and Chief Operating Officer of Provident Bank, a $6.5 billion, 150 branch commercial bank located in Baltimore, Maryland. The core of Mr. Byrnes’s executive level experience is focused on the greater Baltimore/Washington, D.C. market. Mr. Byrnes was with Chase Manhattan Bank for twenty-five years, holding various executive management positions, including Regional Executive for the Long Island, N.Y. market, the upstate N.Y. “six-city” market, and CEO of Chase Bank of Maryland, Mr. Byrnes, who serves on the Executive and Compensation Committees and was Chairman of the Nominating/Corporate Governance Committee, has served as a director of the Company since April 19, 2013 and of Bay Bank, F.S.B. since July 2010. Mr. Byrnes serves on the board of Medifast, a NYSE company and is Chairman of the Board of Stevenson University, Stevenson Maryland.

Mr. Byrnes is an experienced executive with proven success in growing market share and profitability in the highly-competitive retail and commercial banking industries. He is particularly skilled in identifying emerging market opportunities and quickly developing an end-to-end business strategy to capture them. He also possesses the objectivity and political courage necessary to rapidly turn around under-performing operations and refocus management’s attention towards the bottom line. His reputation for breaking down communications “silos” within organizations and developing future leaders by providing them with clear and consistent goals and the tools necessary to execute make him an apt choice to serve on the Board of Directors.

Mark M. Caplan*, 55. Mr. Caplan is a Baltimore native who has been very active in real estate investment and management as well as equipment and vehicle financing in the region. He is the President and CEO of the Time Group, a real estate equity firm where he has worked since 1980. Time Group has interests in approximately 6,000 units in multi-family, manufactured housing, and senior living. He is also a founder and is currently the Chairman of the WPM Real Estate Group, a manager of multi-family properties as well as other property types currently comprising in excess of 17,000 units. In addition to his real estate activities, Mr. Caplan is President of Madison Capital, an independent vehicle and equipment financing firm he founded in 1984. Mr. Caplan was previously on the Board of Sterling Bank & Trust which was sold to Carroll County Bank & Trust in the late 1990s. Mr. Caplan is active in the non-for-profit community in Baltimore, having served on the Boards of The Walters Art Museum, The Bryn Mawr School, The Gilman School, Center Stage and St. Ignatius Loyola Academy. Mr. Caplan is a graduate of Johns Hopkins University where he received his Bachelor of Arts degree in Social & Behavioral Sciences and received his Master of Business Administration from the Columbia Business School. Mr. Caplan, who serves as Chairman of the Compensation Committee and on the Nominating & Corporate Governance Committee of the Company’s Board and has served on the Audit Committee, has served as a director of the Company since April 19, 2013 and of Bay Bank, F.S.B since April 2012.

The Board of Directors believes that Mr. Caplan’s qualifications for serving as a director include his experience investing in real estate, general management experience, as well as credit experience lending to businesses in the mid-Atlantic region.

Kevin B. Cashen, 52. Mr. Cashen has over 29 years of experience in community banking in Virginia and Maryland. He began his career at Loyola Federal Savings & Loan in 1984, moving to Signet Banking Corp. in 1985 where he led several initiatives within the real estate lending division in the Baltimore and Washington, D.C. area. Mr. Cashen then joined Consumer Finance Company, a wholly owned subsidiary of Chevy Chase Bank, in 1995 as President. He was responsible for transforming the company from a regional operation in two states to a national operation in sixteen states. Mr. Cashen was in charge of 360 employees in areas of loan origination, credit administration, collections, and risk management. Mr. Cashen then joined Chevy Chase Bank in Bethesda, Maryland in 2000, as a Senior Vice President in the Commercial Banking Division. Mr. Cashen co-managed the bank’s $2.6 billion commercial loan book and was responsible for the division’s marketing, business development, operations, and compliance from 2000 through 2009. In the nine years Mr. Cashen spent in Chevy Chase Bank’s Commercial Division, he helped grow the loan portfolio from $838 million to $1.5 billion and deposit balances from $270 million to $1.3 billion. Upon leaving Chevy Chase Bank in 2009, Mr. Cashen was a consultant until joining Bay Bank in July 2010. Mr. Cashen, who serves on Executive Committee of the Company’s Board, has served as a director of Bay Bancorp, Inc. since April 19, 2013 and of Bay Bank, FSB since July 2010. Between July 2010 and April 19, 2013, he served as a director of Jefferson.

The Board of Directors believes that Mr. Cashen’s qualifications for serving as a director include (i) his extensive background in all aspects of banking including his strategic and operational knowledge, (ii) his experience in building and managing  businesses within the banks where he worked , (iii) his experience as a director of numerous organizations, and (iv) his knowledge of the business community as an active and involved business leader and native of the Baltimore market, which assists the Bank in its marketing efforts.

Harold “Hal” Hackerman*, 61. Mr. Hackerman is a director in the Audit, Accounting, and Consulting Department of Ellin & Tucker, Chartered, a regional accounting firm headquartered in Baltimore. Mr. Hackerman has been with Ellin & Tucker since 1984. During his accounting career, he has had responsibility for both publicly traded and closely held businesses. His industry expertise includes wholesale distribution, manufacturing, not-for-profit, fast-food, brokerage, real estate, and construction organizations. In addition, Mr. Hackerman has extensive experience in mergers and acquisitions, assisting companies in financially troubled situations and bankruptcies representing debtors, unsecured creditors, and secured lenders. He is a graduate of Fairleigh Dickinson University where he earned a Bachelor of Science degree. Mr. Hackerman, who serves as Chairman on the Nominating & Corporate Governance Committee and on the Audit Committee of the Company’s

Bay Bancorp, Inc., Proxy Statement - Page 3

Board, has been a director of the Company since 2002 and of Bay Bank, F.S.B. since April 19, 2013.  Between 2002 and April 19, 2013, he served as a director of Carrollton Bank.

The Board of Directors believes that Mr. Hackerman’s extensive public accounting experience, which has given him a thorough understanding of financial regulations applicable to the Company and the Bank, and his valuable insight as to accounting-related matters, such as internal controls, makes him an appropriate choice to serve as a director.

Eric D. Hovde, age 50, has started and managed numerous business enterprises, which have provided him with an expertise in the financial services and real estate-related industries. He is the President and Chief Executive Officer of Hovde Private Equity Advisors LLC, a private equity firm, and of Hovde Capital Advisors LLC, an asset management firm. Both firms are focused exclusively on the financial services sector. Mr. Hovde is also Chief Executive Officer of Hovde Properties LLC, a third generation family company that purchases, develops and manages real estate in the southern Wisconsin area, Mr. Hovde oversees the management of this company and also serves on its Board of Directors.  Prior to the formation of the private equity fund, Mr. Hovde led the firm’s affiliated merchant banking activities, using the firm’s proprietary capital to acquire ten controlling interests in community banks, thrifts and other nonbank financial services companies. He was a founder of Hovde Financial, a business which he established and developed into a top-tier investment bank in the community bank and thrift industry. As a long- time community banker, Mr. Hovde has also served as a director on numerous community bank and thrift boards. As a controlling shareholder, he currently serves as the Chairman of Sunwest Bank in California. Additionally, Mr. Hovde is a significant stockholder and board member of ePlus, Inc., a leading value-added reseller and lessor of technology products and services. He earned his degrees in Economics and International Relations at the University of Wisconsin. Mr. Hovde, who serves on the Board’s Nominating & Corporate Governance Committee and on the Bank’s ALCO Committee, has served as a director of the Company and the Bank since September 25, 2013.

The Board of Directors believes that Mr. Hovde’s qualifications for serving as a director include his experience and background in managing diverse financial organizations and serving on the boards of these organizations. Mr. Hovde is also knowledgeable in the area of mergers and acquisitions, providing valuable insight to the Company on related activities.

Charles L. Maskell Jr.*, CPA, 54. Mr. Maskell began his career as a CPA in a public accounting firm in 1982 and for over 15 years has been Managing Director and Partner for accounting, audit and consulting services firms. He is a founder and the Managing Director of Chesapeake Corporate Advisors, LLC, a corporate advisory and management consultant firm, a position he has held since December 2005. In this role Mr. Maskell provides emerging and middle market companies with business strategy, valuations, and mergers and acquisitions services. He also provides clients with litigation support in connection with commercial litigation in matters of valuation, lost-profits, stockholder disputes and other matters. Mr. Maskell regularly consults with clients regarding divestitures, acquisitions and mergers conducting both strategic and fair market value engagements. From January 1998 through November 2005, Mr. Maskell was Managing Director – Consulting Services with McGladrey LLP, a national business consulting, accounting and tax firm with focus on middle market companies. Mr. Maskell is a Certified Business Appraiser through The Institute of Business Appraisers and is certified in Mergers and Acquisitions through the Alliance of Merger and Acquisition Advisors. He also served as Chairman and Member of Accounting Advisory Board for Loyola University of Maryland and is a member of the Sellinger School of Business Board of Sponsors. Mr. Maskell, who serves as Chairman of the Audit Committee as well as on the Executive and Nominating & Corporate Governance Committees of the Board of Directors, has served as a director of the Company since April 19, 2013 and of Bay Bank, F.S.B. since May 2012. Between September 2011 and April 19, 2013, he served as a director of Jefferson.

The Board of Directors believes that Mr. Maskell’s qualifications for serving as a director include his experience in public accounting and corporate advisory work, which gives him informed insight into lending the small and middle market businesses as well as experience in the financial reporting and corporate governance required by the Bank.

Joseph J. Thomas, 50. Mr. Thomas is Managing Director of Hovde Private Equity Advisors LLC, a private equity investment firm. Mr. Thomas has overall responsibility for leading the day-to-day operations of Financial Services Partners Fund, LLC (a private equity fund and majority stockholder of Carrollton Bancorp), sourcing and underwriting investments, and formulating business strategies for companies in which the fund invests. Before joining Hovde in 2006, Mr. Thomas enjoyed a distinguished 20-year career with Wachovia Corporation and was most recently Managing Director and Head of Financial Institutions Investment Banking. Over the course of his career at Wachovia, Mr. Thomas held a range of corporate finance, capital markets and investment management positions. Mr. Thomas serves as a Director of FirstAtlantic Financial Holdings, Inc., a community bank in Jacksonville, FL, and now serves as a director of Middlefield Banc Corp, a community bank in Middlefield, Ohio. Mr. Thomas holds a Masters of Business Administration degree from the Fuqua School of Business at Duke University and a Bachelor of Arts degree from the University of Virginia. In addition, Mr. Thomas is a Chartered Financial Analyst and a member of the CFA Society of Washington, DC. He is a National Association of Corporate Directors Governance Fellow. Mr. Thomas also serves as a Trustee of the Saint Stephens and Saint Agnes School Foundation and is an Emeritus Trustee of the College of Arts and Sciences Foundation at the University of Virginia. Mr. Thomas, who serves on the Executive Committee and as the Executive Chairman of the Company and the Bank, has served as a director of Bay Bancorp, Inc. since April 19, 2013 and of Bay Bank, F.S.B. since July 2010. Between 2010 and April 19, 2013, he served as a director of Jefferson.

The Board of Directors believes that Mr. Thomas’s qualifications for serving as a director include his experience in the banking industry for nearly 30 years in a variety of capacities. He has achieved various designations as a financial services industry expert, serving on several community bank boards, and was the founding Chairman of Jefferson Bancorp, Inc. in 2010.

*	Denotes a director that the Board of Directors has determined to be an “independent director” as defined under the listing standards of the NASDAQ Stock Market Rules (the “Listing Standards”).

FAMILY RELATIONSHIPS

There are no family relationships between our directors and our executive officers.

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CORPORATE GOVERNANCE

BOARD LEADERSHIP, OVERSIGHT OF RISK MANAGEMENT

The position of Chairman of the Board of Directors and the position of Chief Executive Officer are not held by the same person. The Board believes that it is important to maintain Board leadership that is separate from management, because this structure allows the Chairman to focus on leading the Board and the Chief Executive Officer to focus on managing the Company. In addition, the Board believes that a Chairman who does not also serve as the Chief Executive Officer facilitates discussion among directors regarding the performance of management, including the Chief Executive Officer. In February 2014, the Board established the position of Executive Chairman and appointed Joseph J. Thomas to that position. As the Executive Chairman, Mr. Thomas is tasked with, among other things, (i) establishing the strategic direction of the Company and the Bank with the Board and management, (ii) leading corporate development, mergers and acquisitions, and non-bank business line expansion, (iii) coordinating capital planning and investor relations, and (iv) leading talent development and enterprise risk management. The foregoing structure is not mandated by any provision of law or the Company’s Charter or Bylaws, but the Board of Directors believes that this structure provides the best balance of authority between management and the Board. We do not believe that this structure has any impact on the Board’s oversight of risk management.

The Board of Directors, together with the Audit, Executive, Nominating/Corporate Governance, Asset Liability, Loan and Compensation Committees of the Board, coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the entire Board of Directors for both the Company or the Bank on risk-related matters within their areas of oversight, which provides the Board of Directors with integrated insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks.

In addition, the consolidation of the management of our securities portfolio, loan review, internal audit, compliance and asset liability/liquidity management at the holding company level provides additional risk oversight which further mitigates overall risk to the Company. While we have not developed an enterprise-wide risk statement, the Board of Directors believes that sound credit underwriting to manage credit risk and a conservative investment portfolio to manage liquidity and interest rate risk contribute to an effective oversight of the Company’s risk.

At meetings of the Board of Directors and its committees, directors receive regular updates from management regarding risk management. The chief credit officer and chief financial officer, who are responsible for instituting risk management practices that are consistent with our overall business strategy and risk tolerance, report directly to Mr. Cashen, as our President and Chief Executive Officer, and lead management’s risk discussions at Board and committee meetings. Outside of formal meetings, the Board, its committees, and individual Board members have regular access to senior executives, including the chief credit officer and chief financial officer.

We do not believe that the Board’s role in risk management has any impact on its leadership structure as discussed above.

DIRECTOR INDEPENDENCE

The Company’s Board of Directors has determined that each of Steven K. Breeden, Kevin G. Byrnes, Mark M. Caplan, Harold I. Hackerman, and Charles L. Maskell, Jr. is an “independent director” as defined in the NASDAQ Stock Market Listing Standards (the “Listing Standards”) Rule 5605(a)(2), and these independent directors constitute a majority of the Company’s Board of Directors.

Each member of the Nominating and Corporate Governance Committee other than Eric D. Hovde is an “independent director”, and each member of the Compensation Committee other than Robert J. Aumiller is an “independent director”. Until his resignation on September 25, 2013, Shaun E. Murphy served on the Nominating and Corporate Governance Committee but was not considered an “independent director”. Each member of the Audit Committee satisfies the independence requirements of Listing Standards Rule 5605(c)(2)(A).

In appointing Mr. Hovde to the Nominating and Corporation Governance Committee, Mr. Aumiller to the Compensation Committee, and Mr. Murphy to the Nominating and Corporate Governance Committee, the Board relied on the “controlled company” exemption provided in Listing Standards Rule 5615. This rule provides that, among other things, the members of a controlled company’s nominating committee and compensation committee need not be “independent directors”. The Company is a “controlled company” because more than 50% of the Company’s voting power for the election of directors is held by a single stockholder.

During a portion of 2013, Mark M. Caplan, Charles E. Moore, Jr., Harold I. Hackerman, William L. Hermann, Howard S. Klein and Bonnie L. Phipps served on the Audit Committee and, during their periods of service, satisfied the independence requirements of Listing Standards Rule 5605(c)(2)(A). During a portion of 2013, Bonnie L. Phipps, Harold I. Hackerman, William L. Hermann and David P. Hessler served on the Compensation Committee and, during their periods of service, satisfied the independence requirements of Listing Standards Rule 5605(a)(2). During a portion of 2013, Steven K. Breeden, Kevin G. Byrnes, David P. Hessler, Charles E. Moore, Jr., and Shaun E. Murphy served on the Nominating Committee and, during their periods of service, satisfied the independence requirements of Listing Standards Rule 5605(a)(2).

In making its determination with respect to the independence of each director, the Board did not consider any transaction that was approved under our guidelines with respect to credit relationships as more fully described in the section of this Proxy Statement entitled, “Certain Relationships and Related Transactions”, unless such transaction resulted in a per se independence disqualification under the Listing Standards. There were no transactions considered by the Board of Directors in determining the independence of directors that are not discussed in such section.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has a standing Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and an Executive Committee. Bay Bank also has a number of standing committees, including the Asset/Liability and Investment Committee and Loan Committee. The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are

Bay Bancorp, Inc., Proxy Statement - Page 5

discussed below. The Company has adopted a charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, copies of which are available on the Company’s website at www.baybankmd.com under the “About Bay Bank” section.

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is composed of Charles L. Maskell, Jr., Chairman, Steven K. Breeden, and Harold I. Hackerman. The Audit Committee is appointed by the Board to assist the Board in monitoring the integrity of the financial statements and of financial reporting, including the proper operation of internal and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002, compliance with legal and regulatory requirements and the independence and performance of internal and external auditors. The Audit Committee reviews the Company’s periodic reports filed under the Exchange Act prior to filing. Members of the audit committee meet all applicable requirements of the Exchange Act, the Federal Deposit Insurance Act and related regulations, and the Listing Standards for financial, accounting or related expertise. The Board of Directors has determined that Mr. Harold I. Hackerman qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of the SEC’s Regulation S-K. During 2013, the Audit Committee held 11 meetings. The Audit Committee also approves all insider loans. The Audit Committee may also examine and consider other matters relating to the financial affairs of the Company as it determines appropriate.

The Compensation Committee is composed of Mark M. Caplan, Chairman, Robert J. Aumiller, Steven K. Breeden and Kevin G. Byrnes. The purpose of the Compensation Committee is to review and approve major compensation and benefit policies of the Company and the Bank. The Compensation Committee reviews the current industry practices regarding compensation packages provided to executive management and the Board of Directors, including salary, bonus, stock options and other perquisites. Based on recommendations from the President and CEO, the Compensation Committee approves compensation provided to members of executive management, excluding the President and CEO, and presents the recommendations for compensation to the Board of Directors for approval. The Compensation Committee also evaluates and recommends to the Board of Directors fees for non-employee directors and conducts an annual review of the CEO’s performance. The CEO’s performance review is generally based on objective criteria including Company performance, accomplishment of strategic objectives, development of management, and other measures of performance. Any changes in CEO compensation would be recommended by the Compensation Committee to the full Board.

The Compensation Committee also administers the Carrollton Bancorp 2007 Equity Plan (the “2007 Equity Plan”), the Carrollton Bancorp 1998 Long Term Incentive Plan, as amended (the “1998 Plan”), and the Jefferson Bancorp, Inc. 2010 Stock Option Plan (the “Jefferson Plan”). No new grants will be made under the 1998 Plan or the Jefferson Plan.

During 2013, the Compensation Committee held three meetings.

The Compensation Committee has the authority and resources necessary to engage its own consultants and, from time to time it has engaged a compensation consultant to provide assistance direction with respect to executive compensation and benefits.

In 2013, the Compensation Committee directly engaged the compensation consulting firm Chase Compensation Consultants (‘CCC’) to provide advice and information to facilitate the Committee’s deliberations regarding executive compensation. CCC was purposed with: (i) confirming/validating the appropriateness of the Corporation’s executive and director compensation as compared to the market and the Corporation’s performance; (ii) providing a market-based framework for managing compensation and benefits prospectively; and (iii) providing feedback and guidance with respect to the Compensation Committee’s discussions about potential pay/benefit decisions and/or changes to the current compensation structure for 2014. The last full review of the Corporation’s executive and director compensation was conducted in 2012, also conducted by CCC. Among other things, CCC provided the Compensation Committee with a compensation survey of peer banks in Maryland, Pennsylvania, Virginia and West Virginia with assets of between one-half to two times the assets of the Corporation. CCC conducted a high level update of this survey in 2013. The Compensation Committee has concluded that CCC’s engagement did not raise any conflict of interest.

The Nominating and Corporate Governance Committee is composed of Harold I. Hackerman, Chairman, Mark M. Caplan, Charles L. Maskell, Jr., and Eric D. Hovde. The purposes of the Nominating and Corporate Governance Committee are (i) to assist the Board by identifying individuals qualified to become Board members and to recommend to the Board nominees for the next Annual Meeting of stockholders, (ii) to recommend to the Board the corporate governance principles applicable to us, (iii) to lead the Board in its annual review of its performance, and (iv) to recommend to the Board members the chairpersons of each committee. The Nominating and Corporate Governance Committee met one time in 2013.

CODE OF ETHICS

The Company has a Code of Ethics that applies to all of its employees and directors with a specific code applicable to the Chief Executive Officer and the Chief Financial Officer. The codes of ethics are posted on the Company’s website at www.baybankmd.com. The Company intends to disclose on its web site the nature of any future amendments to and waivers of the Code of Ethics that apply to the Chief Executive Officer, the Chief Financial Officer, the Controller and persons performing similar functions.

ATTENDANCE AT BOARD MEETINGS AND ANNUAL MEETINGS

The Board of Directors of the Company met 11 times during the year ended December 31, 2013. The Bank’s board of directors meets regularly 10 times each year. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period served) and (ii) the total number of meetings held by all committees of the Board on which that person served (held during the period served). The Company expects, but does not require, directors to attend the Annual Meeting of Stockholders. The 2013 Annual Meeting of Stockholders was attended by all persons who were then serving as directors of the Company.

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STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholders may send communications to the Board by mailing the same addressed to: Board of Directors, Carrollton Bancorp, 2328 West Joppa Road, Suite 325, Lutherville, Maryland 21093. Mail sent to directors at this address is forwarded to the applicable director(s) by the Corporate Secretary.

DIRECTOR NOMINATIONS AND RECOMMENDATIONS

The Nominating Committee is responsible for assembling and maintaining a list of qualified candidates to fill vacancies on the Board. The Nominating Committee periodically reviews this list and researches the talent, skills, expertise, and general background of these candidates.

To identify potential nominees for the Board, the Nominating Committee first evaluates the current members of the Board willing to continue in service. Current members of the Board are considered for re-nomination, balancing the value of their continued service with that of obtaining new perspectives and in view of our developing needs. If necessary, the Nominating Committee then solicits ideas for possible candidates from a number of sources, which can include other Board members, senior management, and individuals personally known to members of the Board. The Nominating Committee may also retain a third party to assist it in identifying potential nominees; however, the committee has not done so in the past. The Nominating Committee will review potential nominees to ensure that the nominee possesses appropriate skills and characteristics that are complementary to the then current make-up of the Board and the needs of the Company. This assessment includes the following factors: diversity that the potential nominee will bring to the Board (including diversity of skills, background and experience); age; business or professional background; financial literacy and expertise; availability and commitment; independence; and other criteria that the Nominating or the full Board finds to be relevant. It is the practice of the Nominating/Committee to consider these factors when screening and evaluating candidates for nomination to the Board of Directors. Additionally, the Nominating Committee believes that it is important for candidates recommended for nomination to have the ability to attract business to the Company, live or work within the communities in which the Company operates, and possess the skills and expertise necessary to provide leadership to the Company, and considers these factors when evaluating potential director candidates. In addition, a candidate will not be considered for nomination unless he or she (i) is of good character, (ii) is a citizen of the United States, and (iii) satisfies all other requirements imposed under applicable law.

In nominating candidates for election, the Nominating Committee will consider candidates recommended by the Company’s stockholders. A stockholder recommendation must be timely delivered in writing to the Secretary of the Company prior to the meeting. To be timely, the notice must be delivered within the time period required for nomination of directors by stockholders set forth in Section 7 of Article I of the Company’s Bylaws, which requires, generally, that such notice be delivered not less than 60 days nor more than 90 days prior to the date of the Annual Meeting.  The notice must include:

•	information regarding the stockholder making the nomination, including name, address, and the number of shares of our stock beneficially owned by the stockholder; and

•
the name, age, principal occupation or employment and residence and business address of the person(s) being nominated and such other information regarding each nominee that would be required in a Proxy Statement filed pursuant to the proxy rules adopted by the SEC if the person had been nominated for election by or at the direction of the Board of Directors.

It must be noted that a stockholder recommendation is not a nomination, and there is no guaranty that a person recommended by a stockholder will be nominated for election. In addition to any other applicable requirements for nominations for election to the Board of Directors outside of the procedures established by the Nominating Committee for consideration by the committee for candidates as Board nominees for directors, and even if the nomination is not to be included in the Proxy Statement, a stockholder who is entitled to vote for the election of directors and who desires to nominate a candidate for election to be voted on at an Annual Meeting of stockholders may do so only in accordance with Section 7 of Article I of the Company’s Bylaws. A stockholder’s notice shall be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the Annual Meeting, as established pursuant to Section 1 of Article I of the Bylaws, regardless of postponements, deferrals, or adjournments of that meeting to a later date; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the scheduled Annual Meeting is given or made, then notice by the stockholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of the scheduled Annual Meeting was mailed or the day on which such public disclosure was made.  A stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director and as to the stockholder giving the notice (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Company’s capital stock which are beneficially owned by such person on the date of such stockholder notice, and (d) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, pursuant to Regulation 14A under the Exchange Act; and (ii) as to the stockholder giving the notice, (a) the name and address, as they appear on the Company’s books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and (b) the class and number of shares of the Company’s capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.

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DIRECTOR COMPENSATION

The following table sets forth the compensation paid to or earned by each person who served as a director of the Company during the year ended December 31, 2013 and who are not named executive officers. Information regarding compensation paid to or earned by directors who are also named executive officers is presented in the Summary Compensation Table that appears in the section entitled, “Executive Compensation”.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($) (5)	All other compensation ($)	Total ($)
Robert J. Aumiller	12,450	10,000	-	-	22,450
Steven K. Breeden	11,450	10,000	-	-	21,450
Kevin G. Byrnes (1)	13,500	10,000	-	-	23,500
Mark M. Caplan (1)	8,100	10,000	-	-	18,100
Albert R. Counselman (2)	4,650	-	-	-	4,650
Harold I. Hackerman	13,050	10,000	-	-	23,050
William L. Hermann (2)	5,300	-	-	-	5,300
David P. Hessler (2)	4,500	-	-	-	4,500
Eric D. Hovde (3)	2,250	10,000	-	-	12,250
Howard S. Klein (2)	5,800	-	-	-	5,800
Charles L. Maskell, Jr. (1)	9,000	10,000	-	-	19,000
Charles E. Moore, Jr. (2)	5,000	-	-	-	5,000
Shaun E. Murphy (4)	5,250	-	-	-	5,250
Bonnie L. Phipps (2)	4,850	-	-	-	4,850
John P. Rogers (2)	7,150	-	-	-	7,150
W. Charles Rogers, III (2)	4,300	-	-	-	4,300
Joseph J. Thomas (1)	8,100	10,000	-	-	18,100
(1)	Amounts reflect compensation paid since election on April 19, 2013.
(2)	Amounts reflect compensation paid until resignation on April 19, 2013.
(3)	Amounts reflect compensation paid since election on September 25, 2013.
(4)	Amounts reflect compensation paid between election on April 19, 2013 and resignation on September 25, 2013.
(5)
Outstanding stock options held by each director as of December 31, 2013 are disclosed in the table contained in the section of this Proxy Statement entitled, “Security Ownership of Management and Certain Security Holders”.

Commencing April 19, 2013, directors who were not employees of the Company or the Bank received a monthly retainer fee of $750. The Chairman of the Executive Committee as well as the Chairman of the Compensation Committee each received a monthly retainer fee of $900, while the Chairman of the Audit Committee received a monthly retainer fee of $1,000. The Chairman of the Bank received a monthly retainer of $1,500. Directors received compensation solely in their capacity as directors of the Bank and did not receive any additional fees for their service as directors of the Company. In addition, each non-employee Director annually receives a grant of restricted shares of Common Stock under the 2007 Equity Plan, having a fair market value of $10,000 as of the grant date and subject to a three-year vesting agreement, provided that he or she is serving on the Board as of the date of the annual meeting of stockholders for that year. Each non-employee director who was serving on the Board as of the 2013 Annual Meeting of Stockholders received a grant of 1,957 shares of restricted Common Stock, although the shares granted to Mr. Murphy lapsed upon his resignation from the Board. In addition, Mr. Hovde was awarded a grant of 1,789 shares of restricted Common Stock during 2013.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth, as of March 31, 2014, certain information concerning shares of the Common Stock beneficially owned by: (i) each of the “named executive officers” of the Company as defined in the section of this Proxy Statement entitled “Executive Compensation”; (ii) each of the current directors and director nominees of the Company; (iii) all directors and executive officers of the Company as a group; and (iv) each other person that we believe owns in excess of 5% of the outstanding shares of Common Stock. Generally, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to invest (or dispose of) those shares, or if he or she has the right to acquire such voting or investment rights, within 60 days (such as by exercising stock options or similar rights). Except as otherwise noted, the address of each person named below is the address of the Corporation.

	Amount and Nature of Beneficial Ownership		Percent of Class
Directors, Director Nominees and Named Executive Officers Robert A. Altieri	1,436	(1)	*
Robert J. Aumiller	15,728	(2)	*
Steven K. Breeden	41,109	(3)	*
Kevin G. Byrnes	28,353	(4)	*
Mark M. Caplan	38,328	(5)	*
Kevin B. Cashen	160,851	(6)	1.7%
Harold I. Hackerman	12,214	(7)	*
Eric D. Hovde	7,818,168	(8)	83.4%
Charles L. Maskell, Jr.	6,400	(9)	*
Joseph J. Thomas	1,957		*
King Corbett	46,211	(10)	*
Les Patrick	46,211	(11)	*
Gary Jewell	15,000	(12)	*

All Officers and Directors as a Group (13 persons)	415,589		4.4%

Persons Who Beneficially Own More Than 5% of Class Financial Services Partners Fund I, LLC (“FSPF”)	7,816,379	(13)	83.3%
*	Less than 1%
(1)	Includes 1,232 shares owned jointly by Mr. Altieri and his wife, 204 shares Mr. Altieri holds as trustee for minor children under the Maryland Uniform Gifts to Minors Act.
(2)	Includes 13,733 shares owned jointly by Mr. Aumiller and his wife and 1890 shares subject to fully vested and exercisable options to purchase shares.
(3)	Includes 31,618 shares owned jointly by Mr. Breeden and his wife and 1,890 shares subject to fully vested and exercisable options to purchase shares.
(4)	Includes 13,330 shares subject to fully vested and exercisable options to purchase shares.
(5)	Includes 6,665 shares subject to fully vested and exercisable options to purchase shares.
(6)	Includes 138,634 shares subject to fully vested and exercisable options to purchase shares.
(7)	Includes 9,861 shares owned jointly by Mr. Hackerman and his wife, and 1,890 shares subject to fully vested and exercisable options to purchase shares.
(8)	Amount includes the 7,816,379 shares reported below for Financial Services Partners I, LLC, as Mr. Hovde shares voting and investment discretion with respect to such shares.
(9)	Includes 4,443 shares subject to fully vested and exercisable options to purchase shares.
(10)	Includes 46,211 shares subject to fully vested and exercisable options to purchase shares.
(11)	Includes 46,211 shares subject to fully vested and exercisable options to purchase shares.
(12)	Includes 15,000 shares subject to fully vested and exercisable options to purchase shares.
(13)
Hovde Acquisition I LLC (“Hovde”) is the managing member of FSPF and, in such capacity, has sole investment and voting discretion with respect to the securities owned by FSPF. Hovde’s voting and investment powers are exercised by Eric D. Hovde. FSPF’s address is 1826 Jefferson Place NW, Washington, D.C. 20036. The shares reported in this row are also included in the amount shown for Mr. Hovde.

CHANGE IN CONTROL

On April 19, 2013, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of April 8, 2012 (the “Merger Agreement”), by and among the Company, Jefferson and FSPF, the Company merged with Jefferson in a reverse-merger transaction, with the Company as the surviving corporation. The Merger Agreement was approved by the Company’s stockholders.

Prior to the completion of the Merger, on April 18, 2013, FSPF purchased from Jefferson 918,197 shares of its common stock at a per share price of $11.98, for an aggregate cash consideration of $11 million (the “Investment”).

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Upon the closing of the Merger, each outstanding share of Jefferson common stock, other than shares held by the Company, Jefferson or any of their respective wholly-owned subsidiaries and other than shares owned in a fiduciary capacity or as a result of debts previously contracted, was converted into the right to receive 2.2217 shares of Common Stock. As a result of the Merger, the Company issued approximately 7.9 million shares of Common Stock to Jefferson’s stockholders in the aggregate. Pursuant to the terms and conditions of the Merger Agreement, the holders of the Common Stock elected to tender approximately 42% of the shares of Common Stock outstanding immediately prior to the Investment for cash at a value of $6.20 per share (the “Cash Election”). As a result of the Merger and after giving effect to the Cash Election, FSPF owns approximately 84% of the outstanding shares of Common Stock, and those persons who were stockholders of the Company immediately prior to the Investment own approximately 16% of the outstanding shares of Common Stock.

On April 19, 2013, in connection with the closing of the Merger, the Company entered into a Registration Rights Agreement with FSPF, which sets forth the right of FSPF to have the shares of common stock of the Company received by FSPF in the Merger registered with the SEC for public resale under certain conditions.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Certain information regarding executive officers and significant employees of the Company and Bank other than those previously mentioned is set forth below:

Joseph J. Thomas – Mr. Thomas, age 50, has been Executive Chairman of the Company and the Bank since February 2014.

Kevin B. Cashen – Mr. Cashen, age 52, has been President and Chief Executive Officer of the Company since the Merger on April 19, 2013. Mr. Cashen has served as the President and Chief Executive Officer of the Bank since July 2010, and, between July 2010 and the Merger, he also served as the President and Chief Executive Officer of Jefferson. Between 2009 and his appointment with the Bank, Mr. Cashen served as a consultant for a wealth management firm. Prior to that, since 2001, he served as Senior Vice President in the Commercial Banking Division of Chevy Chase Bank in Bethesda, Maryland, where Mr. Cashen co-managed the bank’s $2.6 billion commercial loan book and was responsible for the division’s marketing, business development, operations, and compliance from 2000 through 2009. In the nine years Mr. Cashen spent at Chevy Chase Bank, he grew loans from $838 million to $1.5 billion and deposit balances from $270 million to $1.3 billion.

Larry D. Pickett – Mr. Picket, age 53, has been Executive Vice President – Chief Financial Officer of the Company and the Bank since January 2, 2014. Between August 2008 and his appointment by the Bank and the Company, Mr. Pickett served as the Vice President of Financial Planning, Profitability and Analysis for Susquehanna Bancshares, Inc., located in Lititz, Pennsylvania. In this position, Mr. Pickett was responsible for the financial operations of the $18 billion regional banking organization. His responsibilities included strategic planning, budgeting, forecasting, balance sheet management, evaluation of bank and branch acquisition opportunities and monthly/quarterly narration of bank financial performance and projected performance. He was also responsible for supplying divisional, regional, business line, customer and officer profitability and was a member of the Corporate Asset Liability Committee. Prior to that, between March 2006 and August 2008, Mr. Pickett was the Chief Financial and Chief Risk Officer of Susquehanna Bank in Hunt Valley, Maryland, a $3 billion community bank, where he was responsible for budgeting, forecasting and strategic planning, oversaw the bank's credit division, was a voting member of loan committee, and served as the chairman of the bank's ALCO, Audit and Pricing Committees. He was also responsible for the implementation and ongoing management of Susquehanna Bank's Sarbanes-Oxley Act compliance program.

H. King Corbett – Mr. Corbett, age 62, has served as Executive Vice President and Chief Lending Officer of the Bank since August 2010. Mr. Corbett began his career with Maryland National Bank in 1974, where he completed their branch management training program and became active with their commercial branch management program. After eight years at Maryland National Bank, Mr. Corbett joined Sovran Bank in the commercial middle market area in the Baltimore market. In 1987, he joined First National Bank of Maryland (now M & T Bank) as the manager of their Northern Baltimore Middle Market Commercial Banking Unit. Mr. Corbett spent the next 13 years at First National actively engaged in middle market commercial banking and capital markets for the bank. Mr. Corbett joined SunTrust Bank in 2000 where he was an Executive Vice President managing the commercial middle market activities in the Maryland region for the bank.

H. Les Patrick – Mr. Patrick, age 57, joined the Bank in September 2010 from Bank of America where he was managing Special Assets in the mid-Atlantic region. He started his career in 1975 at National Bank of Washington where he completed their training program. He also spent time at American Security Bank, Equitable Bank and Maryland National Bank in the real estate, commercial and credit groups. Prior to Bank of America, he was most recently with Provident Bank in Baltimore where he served as the Chief Credit Officer from 2000 to 2006 and later as the Head of Real Estate Banking. As head of Real Estate Banking, he managed a staff of 30 with a portfolio of $1.4B. He left Provident in 2009 with the purchase by M & T Bank.

Gary M. Jewell – Mr. Jewell, age 67, has been Senior Vice President – Electronic Banking of the Bank since July 1998. He was previously Senior Vice President and Retail Delivery Group Manager from March 1996 to July 1998. Prior to joining the Bank, Mr. Jewell was Director of Product Management and Point of Sale Services for the MOST EFT network in Reston, Virginia from March 1995 to March 1996.

Russ McAtee – Mr. McAtee, age 55, has been Executive Vice President – Chief Retail Banking Officer of the Bank since January 2, 2014. He served as the Chief Operating Officer of Andrews Federal Credit Union in Suitland, Maryland, between 2010 and his appointment by the Bank, where he oversaw marketing, lending, retail, operations and human resources. Mr. McAtee was also responsible for systems upgrades and other process improvement initiatives that drove significant productivity improvements and reductions in expenses. Prior to joining Andrews Federal Credit Union, from 2008 to 2010, Mr. McAtee served as a Senior Vice President for Mortgage Banking at Chevy Chase Bank (later Capital One Financial) in McLean, Virginia. From 1996 to 2008, Mr. McAtee served as the Senior Vice President for Consumer & Retail Lending for Chevy Chase Bank, where he had full profit and loss responsibility for the division and led efforts to grow the division to a point where it was generating 30% the bank's managed assets. In this capacity, Mr. McAtee oversaw marketing, business development, sales, credit policy, risk/financial management, IT, operations, compliance, servicing and collections.

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EXECUTIVE COMPENSATION

This section contains information about compensation received from the Company that was awarded to, earned by, or paid to the following persons: (i) the Company’s principal executive officer; (ii) any other person who served as the Company’s principal executive officer at any time during 2013, (iii) the Company’s two most highly compensated executive officers other than the principal executive officer who were serving as such as of December 31, 2013 and whose total compensation for 2013 (excluding above-market and preferential earnings on nonqualified deferred compensation) exceeded $100,000, and (iv) up to two additional individuals for whom disclosure would have been provided pursuant to the foregoing item (iii) had they been serving as executive officers of the Company as of December 31, 2013 (all of the foregoing persons are referred to as the “named executive officers”).

For purposes of this Proxy Statement, the named executive officers are: (i) Kevin B. Cashen, who is the current President and Chief Executive Officer of the Company and the Bank; (ii) Robert A. Altieri, who served as the President and Chief Executive Officer of the Company and Carrollton Bank until April 19, 2013; (iii) Gary M. Jewell, the Executive VP for Electronic Banking; and (iv) H. King Corbett, Chief Lending Officer for the Bank.

OVERVIEW OF COMPENSATION PROGRAM

The Company’s executive compensation program is designed to:
•	Align the financial interests of the executive officers with the long-term interests of the Company’s stockholders;
•	Attract and retain high performing executive officers to lead the Company to greater levels of profitability; and
•	Motivate and incent executive officers to attain the Company’s earnings and performance goals.

The compensation program for the Company’s executive officers has four primary components:
•	base salary;
•	annual cash incentive awards;
•	long-term equity-based awards; and
•	employee benefits and perquisites.

The Compensation Committee has the authority to obtain the advice and assistance of legal or independent compensation consulting firms as it deems desirable or appropriate. In developing the compensation program for 2013, the Compensation Committee conducted a review of the executive compensation program.

Our compensation philosophy is to pay conservatively competitive base salaries based on individual experience, Company and individual performance, and personal contributions to the organization and its goals. Short-term incentives, generally payable in cash, and long-term incentives, generally provided through equity -based awards, are targeted to be competitive but depend more heavily upon Company performance than does base pay.  Total compensation and accountability are intended to increase with position and responsibility.

The Company recognizes that executives have significant influence on the overall financial results of the Company and aligns the financial interests of the executive officers with the long-term interests of the stockholders by using equity-based awards that increase in value as stockholder value increases and by choosing financial measures and goals for cash incentive compensation that are based on the key measures that drive the financial performance of the Company.

Base Salary

We believe that competitive base salaries are necessary to attract and retain high performing executive officers. In determining base salaries, the Compensation Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive and the executive’s past performance, as well as competitive salary practices  at  other  financial institutions.

Annual Incentive Plan

All of our named executive officers participated in our bonus plan. The bonus plan encourages executive officers to work together as a team to achieve specific annual financial goals. The bonus plan is designed to motivate our executive officers to achieve strategic goals, strengthen links between pay and the performance of the Company and align management’s interests more closely with the interests of the stockholders.

The plan is designed to pay out a cash reward based on pre-established key performance criteria that must be met before payouts may be made.  The key performance indicators are:
•	Growth as measured by gross loans
•	Expense management
•	Pre-tax Net Income
•	Overall risk management performance
•	Other individual personal performance

Incentives are calculated based on budget and business plan goals as measured by the key performance indicators. The 2013 budget was approved by the Board of Directors at the May 2013 meeting and was the basis for the 2013 incentive plan goals.

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Equity Plans

The Company and the Bank try to closely align the financial interests of the executive officers with the long-term interests of our stockholders through, among other things, long-term compensation arrangements, which take the form of equity-based awards under the 2007 Equity Plan. The 2007 Equity Plan was approved by stockholders at the 2007 Annual Meeting. The Company imposes vesting schedules that are intended to encourage officer retention. The 2007 Equity Plan provides for a variety of award types, such as stock options, restricted stock, stock appreciation rights, restricted performance stock, unrestricted stock and performance unit awards, all of which increase in value as the value of the Common Stock increases. The Compensation Committee recommends, in its discretion, the form and number of equity-based awards and the full Board of Directors approves the awards. The 2007 Equity Plan prescribes that, upon a change in control, all outstanding  awards automatically vest, all restrictions, if any, with respect to such awards lapse, and all performance criteria, if any, with respect to such awards will be deemed satisfied. Prior to the Merger, Jefferson granted options to purchase shares of its common stock under the Jefferson Bancorp, Inc. 2010 Stock Option Plan (the “Jefferson Plan”), which was assumed by the Company in connection with the Merger. Each option granted under the Jefferson Plan that was outstanding at the time of the Merger was also assumed by the Company and was converted into an option to purchase that number of shares of the Company’s common stock equal to the product of the shares of Jefferson common stock subject to the option and 2.2217, which was the exchange ratio in the Merger. Except for a change in the administrator of the Jefferson Plan (from Jefferson’s Compensation Committee to the Company’s Compensation Committee), all such options remain subject to the same terms and conditions, including vesting, that applied under the Jefferson Plan immediately prior to the Merger.

All of the named executive officers were eligible to receive equity awards under the 2007 Equity Plan during 2013. Effective on October 28, 2013, the Board of Directors approved the granting of stock options to each of Mr. Cashen and Mr. Corbett. As of December 31, 2013, there were 118,120 outstanding awards under the 2007 Equity Plan and 126,859 outstanding awards under the 2010 Stock Option Plan.

401(k) Plan

The Company has a contributory thrift plan (“Thrift Plan”) qualifying under Section 401(k) of the Code. Employees with three months of service are eligible for participation in the Thrift Plan. Prior to June 2011, participants that had been employed at the Company for one year received a Company contribution of 3% of the employee’s salary to the Thrift Plan for the employee’s benefit. Also, the Company matched 50% of the employee’s 401(k) contribution up to 6% of the employee’s compensation. These Company contributions were suspended effective June 1, 2011.

IMPACT OF PARTICIPATION IN TROUBLED ASSET RELIEF PROGRAM

On February 13, 2009, the Company issued 9,201 shares of Series A Preferred Stock and a warrant to purchase 205,379 shares of common stock to U.S. Department of the Treasury pursuant to its Troubled Asset Relief Program Capital Purchase Program (“TARP”). On April 19, 2013, the Company repaid its financial obligations under TARP.

The Emergency Economic Stabilization Act of 2008, as amended by the America Recovery and Reinvestment Act of 2009 (“EESA”), imposed significant new requirements for and restrictions relating to the compensation arrangement of financial institutions that received government funds through TARP. The restrictions apply until a participant repays the funds received through TARP. These restrictions include: (i) a requirement that the Company recover any bonus payments made to senior executive officers, as defined in applicable Treasury regulations (“SEOs”), and the next 20 most highly compensated employees if the bonus payment is based on materially inaccurate financial statements or any other materially inaccurate financial metric criteria; (ii) a prohibition on the Company making any payment to SEOs and the next five most highly-compensated employees in connection with a departure from the Company for any reason (a “golden parachute payment”) (except for payments for services performed or benefits accrued); (iii) a prohibition on the payment or accruing of bonuses, retention awards or incentive compensation to the Company’s highest compensated employee, with an exception for long-term restricted stock that does not fully vest while Treasury holds an interest in the Company and has a value not exceeding 1/3 of the employee’s annual compensation, other than payments pursuant to a written employment agreement executed on or before February 11, 2009; and (iv) a requirement that the Company adopt, post on its website and provide to Treasury and the Company’s regulators a company-wide excessive or luxury expenditures policy. During the period that the Company participated in TARP, it was in compliance with all of these requirements.

In addition, the Compensation Committee was required to conduct a risk assessment of the Company's SEO compensation plans at least every six months, and to annually provide to Treasury and the Company’s primary regulator certification that it has taken all reasonable efforts to limit unnecessary risks posed by such plans and an explanation of how the compensation plans do not encourage unnecessary and excessive risks that threaten our value.  During its participation in TARP, the Company provided these certifications and explanations as required.

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SUMMARY OF EXECUTIVE COMPENSATION

The following table sets forth, for 2013 and 2012, the compensation earned by or awarded to the Company’s named executive officers.

Summary Compensation Table
Name and Position	Year	Salary ($)	Bonus ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)(3)	Total ($)
Kevin B. Cashen	2013	141,667	-	74,999	42,500	26,789	285,955
President/CEO (4)	2012	-	-	-	-	-	-
Robert A. Altieri	2013	85,959	85,000	-	-	31,908	202,867
Former President/CEO (5)	2012	233,415		-	-	6,985	240,400
Gary M. Jewell	2013	180,000		-	109,950	2,210	292,160
Senior Vice President	2012	165,000		-	57,750	8,092	230,842
H. King Corbett	2013	127,500	-	35,999	33,750	1,980	189,229
Chief Lending Officer (4)	2012	-		-	-	-	-
(1)
The amounts reflect the aggregate grant date fair value of option awards computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, “Accounting for Stock Compensation” (“ASC 718”). See Note 10 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 regarding assumptions underlying valuation of equity awards.

(2)	The amounts reflect awards paid under the Annual Incentive Plan.
(3)
The amount shown for Mr. Cashen in 2013 includes $26,099 as country club dues and $690 as compensation attributed to the portion of the premium paid by the Bank for group term life insurance policy for coverage in excess of $50,000. The amount shown for Mr. Altieri in 2013 includes $3,421 in car allowance and $28,487 compensation for the fair market value of the vehicle that was awarded to him at the time of his departure from the Bank.

(4)
Messrs. Cashen and Corbett were previously employed by Jefferson and were hired by the Company upon the Merger on April 19, 2013. The amounts shown for Messrs. Cashen and Corbett reflect the amounts paid by the Company and the Bank following the Merger. For 2012 and prior to the Merger, the annual base salaries payable to Messrs. Cashen and Corbett were $200,000 and $170,000, respectively. In April 2013, prior to the Merger, Mr. King received a base salary increase to $180,000 and in June 2013, Mr. Cashen received a base salary increase to $250,000. In 2012, Mr. Cashen received an incentive plan bonus of $50,000, option awards having an aggregate grant date fair value of $450,060, and $73,077 in additional compensation, all of which were paid by Jefferson and/or the pre-Merger Bay Bank, F.S.B. In 2012, Mr. Corbett received a incentive plan bonus of $24,000 and option awards having an aggregate grant date fair value of $150,020, all of which were paid by Jefferson and/or the pre-Merger Bay Bank, F.S.B. During the period of January 1, 2013 till April 19, 2013, Messrs. Cashen and Corbett continued to be compensated by Jefferson and/or the pre-Merger Bay Bank, F.S.B. Within this period Mr. Cashen received a base salary of $58,333 and Mr. Corbett received a base salary of $49,583.

(5)	Mr. Altieri served as President and Chief Executive Officer of the Company and the Bank until the Merger on April 19, 2013.

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The following table shows all outstanding option awards held by the named executive officers as of December 31, 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Kevin B. Cashen	138,634	34,659	(1)	$4.50	07/08/2020
		41,436	(2)	$5.18	10/28/2023
Gary M. Jewell	5,000			$7.21	07/22/2014
	5,000			$6.52	12/15/2015
	5,000			$7.72	12/31/2016
H. King Corbett	46,211	11,553	(3)	$4.50	08/23/2020
		19,889	(4)	$5.18	10/28/2023
(1)	The unexercisable portion of the option will vest on July 9, 2014.
(2)	One-third of the option vested at grant, one-third will vest on October 28, 2014 and the final one-third will vest on October 28, 2016.
(3)	The unexercisable portion of the option will vest on August 23, 2014.
(4)	One-third of the option will vest on each anniversary of the grant date – October 28, 2014; October 28, 2015; and October 28, 2016.

EMPLOYMENT AGREEMENTS

Kevin B. Cashen

On June 30, 2010, the Bank entered into an employment agreement with Kevin B. Cashen which was deemed to commence on the date that Jefferson consummated its acquisition of Bay National Bank from the Federal Deposit Insurance Corporation. The employment agreement outlines Mr. Cashen’s duties with the company as well as the terms of his employment. The agreement provides Mr. Cashen with a three-year term that is automatically extended for one-year terms at the expiration of the initial term and each anniversary thereafter provided that such extension is reviewed and approved by the Board of Directors. The agreement contains standard clauses relating to base salary ($200,000 per year), benefits, expense reimbursement and confidentiality. If, during a term of the agreement, Mr. Cashen is terminated for “cause” (as defined in the agreement), then he will be due no additional compensation. If Mr. Cashen is terminated without cause, then he will be due a payment equal to all of his unused vacation time and one year’s base salary plus his prior year’s bonus. If a “change of control” occurs and the Bank (i) terminates the agreement, (ii) reduces his base salary, (iii) reduces any performance based compensation by more than 10%, (iv) changes his title, (v) changes his primary duties, (vi) without consent, changes the primary location of his office by more than 60 miles or (vii) without consent, requires him to report to someone other than the Board of Directors, then, upon proper notice, Mr. Cashen will be due a payment equal to two times his base salary plus the prior year’s bonus. The agreement also provides that if the agreement is terminated, then, for a period of one year, Mr. Cashen, may not compete against the Bank within a 60-mile radius of the Bank’s headquarters or solicit employees of the Bank for hire.

Effective February 26, 2014, Mr. Cashen and the Bank replaced his agreement with a new employment agreement. The new agreement provides for an initial three-year term, with successive one-year renewal terms unless either party provides the other party with 90 days’ prior written notice of its intention not to renew the agreement. The new agreement sets Mr. Cashen’s annual base salary level at $250,000, subject to periodic review, and provides that he will be eligible to participate in the Company’s equity plans and to earn a performance bonus for each year, with the amount thereof, performance metrics therefor, timing of payment and medium of payment (e.g., payable as stock options, stock awards, etc.) to be determined by the Bank’s board of directors or its compensation committee. The agreement provides that, upon the termination of Mr. Cashen’s employment for any reason, he will be entitled to receive all unpaid compensation and benefits that have accrued through the date of termination. If his employment terminates during a term due to his death or disability, then the agreement provides that Mr. Cashen will be entitled to also receive the cash value of any unused vacation and a payment representing any pro-rated performance bonus that he would have earned for the year of termination had his employment not ended, which will be paid on April 15th of the year following the year in which the termination occurs. If, during a term, Mr. Cashen is terminated without “cause” (as defined in the agreement) or if Mr. Cashen terminates his employment for “good reason” (as defined in the agreement), then (i) he will receive the cash value of any unused vacation, (ii) he will receive a severance payment in an amount equal to his “final pay” (i.e., the sum of his then-current annual base salary plus the average of the cash bonuses earned for the three calendar years immediately preceding the year of termination) to be paid in 12 equal monthly installments, (iii) he will have the right to continue his participation in the Bank’s health and insurance benefit plans during the period that the severance is paid, and (iv) any unvested equity awards that he holds will immediately vest and become exercisable pursuant to their terms. If, however, a termination without “cause” or for “good reason” occurs within 12 months following a “change in control” (as defined in the agreement), then, in lieu of the severance described in item (ii) of the preceding sentence (but in addition to the other benefits described above), Mr. Cashen will be entitled to a lump sum payment equal to 2.99 times his “final pay”. This change in control severance payment will be reduced if the Bank determines that the aggregate present value of that portion of the payment that is considered “contingent payments” (as defined in the agreement) and all other “contingent payments” payable to Mr. Cashen exceeds 2.99 times his “base amount” (as defined in the agreement), such that the excise tax under

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Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), would otherwise be triggered. In that case, the change in control severance payment will be reduced to the extent necessary to avoid the imposition of that excise tax. If Mr. Cashen’s employment ends because the Bank chooses not to renew the agreement for an additional term, then Mr. Cashen will be entitled to receive continued base salary payments for 12 months following the date of termination. Except for the accrued but unpaid compensation and benefits payable in the case of any termination, the cash value of unused vacation payable in the event of Mr. Cashen’s death or disability and the pro-rated bonus payable upon Mr. Cashen’s death, the payment of all the foregoing amounts is conditioned on Mr. Cashen’s execution, delivery and non-revocation of a general release in favor of the Bank and, in certain cases, on his compliance with certain notice and other requirements. The new agreement provides that, for 12 months following the termination of his employment for any reason, Mr. Cashen may not, directly or indirectly, compete with the Bank or its affiliates within a 60-mile radius of any office maintained by the Bank during the most recent term of employment, solicit the Bank’s business relationships, or solicit, engage or hire any of the Bank’s independent contractors or employees.

Robert Altieri – former Chief Executive Officer

Mr. Altieri was not a party to an employment agreement with the Company or Carrollton Bank. On March 5, 2013, Carrollton Bank entered into Retention Bonus Agreement (the “Retention Agreement”) with Mr. Altieri that entitled him to receive a retention bonus of $85,000 (the “Retention Bonus”) within five business days of the earlier to occur of (i) the closing of the transactions contemplated by the Merger Agreement and (ii) April 30, 2013 (the “Trigger Date”). In each case, the receipt of the Retention Bonus was subject to Mr. Altieri’s continuous employment with the Bank through the date on which the Retention Bonus became payable; provided, however, that if the Bank were to terminate Mr. Altieri’s employment, other than for “Cause” as defined in the Retention Agreement, or if Mr. Altieri were to terminate his employment with the Bank due to his death or disability prior to the Trigger Date, then Mr. Altieri was entitled to receive the full Retention Bonus. If Mr. Altieri’s employment were to be terminated by the Bank for “Cause” or by Mr. Altieri for any reason (other than due to his death or disability) prior to the Trigger Date, then Mr. Altieri was not entitled to receive any portion of the Retention Bonus.

King Corbett

On April 11, 2013, Bay Bank entered into an employment agreement with Mr. Corbett as Chief Lending Officer. The employment agreement outlines Mr. Corbett’s duties with the Bank as well as the terms of his employment. The agreement provides Mr. Corbett with a one year term that is automatically extended for one-year terms at the expiration of the initial term and each anniversary thereafter, provided that such extension is reviewed and approved by the Board of Directors. The agreement contains standard clauses relating to base salary ($180,000 per year), benefits, expense reimbursement and confidentiality. If during the term of agreement, Mr. Corbett is terminated for “cause” (as defined in the agreement), he is due no additional compensation. If Mr. Corbett is terminated without cause, he is due a payment equal to all of his unused vacation time and twelve months of his current salary. If a “change of control” (as defined in the agreement) occurs and the Bank (i) terminates the agreement, (ii) reduces his base salary, (iii) reduces any performance based compensation by more than 10%, (iv) changes his title, (v) changes his primary duties, (vi) without consent, changes his primary location of his office by more than 60 miles, or, (vii) without consent, requires him to report to someone other than the Board of Directors or Chief Executive Officer, upon proper notice, Mr. Corbett is due a payment equal to 100% of his base salary. The agreement also includes a provision that provides that, if the agreement is terminated, Mr. Corbett, for a period of six months, may not compete against Bay Bank within a 60 mile radius of the headquarters or solicit employees of Bay Bank for hire during this period.

Gary Jewell

On November 23, 2013, the Bank entered into an amended and restated employment agreement with Gary M. Jewell, Senior Vice President, Electronic Banking. The term of the agreement is considered to have begun on June 8, 2007, the effective date of Mr. Jewell’s original employment agreement, and terminates on December 31, 2013. The agreement provides for an annual base salary of $180,000, subject to annual review and increase by the Board of Directors, and Mr. Jewell may also receive a cash or non-cash bonus to be determined by the Board of Directors. In addition, Mr. Jewell will receive a cash bonus if the Bank’s annual Point of Sale revenue during the calendar year based on the following tiered schedule:

Tier 1: Gross Point of Sale Revenue of $1,000,000 to $1,500,000 an incentive payment of 20% of Base Salary
Tier 2: Gross Point of Sale Revenue of $1,500,001 to $1,750,000 an incentive payment of 25% of Base Salary
Tier 3: Gross Point of Sale Revenue of $1,750,001 to $2,000,000 an incentive payment of 30% of Base Salary
Tier 4: Gross Point of Sale Revenue of $2,000,001 to $2,500,000 an incentive payment of 40% of Base Salary
Tier 5: Gross Point of Sale Revenue of $2,500,001 or greater an incentive payment of 50% of Base Salary

The agreement terminates upon Mr. Jewell’s death or by mutual written agreement, or upon Mr. Jewell’s permanent disability, as described in the agreement. In addition, Mr. Jewell may terminate the agreement for any reason with 90 days’ notice, and the Bank can terminate the agreement for “cause” (as defined in the agreement) or without cause upon 90 days’ notice. The agreement contains standard clauses relating to base salary, benefits, expense reimbursement and confidentiality. If during the term of agreement, Mr. Jewell is terminated for “cause” (as defined in the agreement), he is due no additional compensation. If the Bank terminates Mr. Jewell without cause, he is due a payment equal to all of his unused vacation time and an amount equal to six months of his then current base salary, payable in six equal monthly payments commencing two weeks after the date that the Release becomes effective and irrevocable. If a “change of control” (as defined in the agreement) occurs and the Bank terminates the agreement, Mr. Jewell is due a payment equal to 100% of his base salary.  The agreement also includes

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confidentiality, non-compete and non-solicitation provisions. Mr. Jewell is also required to conduct a search for an additional person to be hired by the Bank who Mr. Jewell believes can succeed him and to train such person during the term of the agreement.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT AS OF DECEMBER 31, 2013

The table below represents the lump sum maximum amounts that the named executive officers would have been eligible to receive under their respective employment agreements upon a change in control or if their employment were to be terminated under one of the various scenarios described below as of December 31, 2013.  Benefits payable under the Company’s defined benefit/pension plan or 401(k) Plan are not included.

Name	Quit/Termination for Cause ($)	Termination Due to Death or Disability ($)	Termination Without Cause or For Good Reason – No Change in Control ($)	Termination Without Cause or For Good Reason Following Change in Control ($)	Non-Renewal of Employment by Bank ($)
Kevin B. Cashen	-	-	292,500	790,000	250,000
H. King Corbett	-	-	123,750	213,750	-
Gary M. Jewell	-	-	90,000	180,000	-

TAX AND ACCOUNTING IMPLICATIONS

Section 162(m) of the Code generally disallows a tax deduction by publicly held companies for compensation paid to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, to the extent that total compensation exceeds $1 million per covered officer in any taxable year. A provision of EESA and Treasury Department regulations now limit a TARP participant’s tax deduction for compensation paid to any SEO to $500,000 annually. The $1 million limitation previously applied only to compensation which was not considered to be performance-based compensation. Subject to the application of EESA, compensation deemed paid by the Company in connection with disqualifying dispositions of incentive stock option shares or exercises of non-qualified stock options and stock appreciation rights granted under its equity plans qualifies as performance-based compensation for purposes of Section 162(m) if the grants were made by a committee of “outside directors” as defined under Section 162(m). During 2013, none of the Company’s SEOs received total compensation in excess of $500,000 and accordingly, all compensation paid to the Company’s SEOs should be deductible by the Company without limitation under Section 162(m) of the Code.  As noted above, the Company terminated its participation in TARP on April 19, 2013.

Section 409A of the Code imposes certain restrictions on the manner and timing of distributions to participants who are “key employees” of the Company under non-qualified deferred compensation plans and arrangements, including a prohibition against paying benefits to a key executive for six months following his or her separation from service.  If nonqualified deferred compensation subject to Section 409A does not comply with Section 409A, then the compensation is taxable in the first year that it is not subject to a substantial risk of forfeiture.  In such case, the employee is subject to regular federal income tax, interest and an additional federal income tax of 20% of the compensation includible in income.

As noted above, the Bank structured the change in control severance payment that may be payable to Kevin B. Cashen so as to minimize the risk that the total compensation paid to him in connection with a change in control transaction would exceed the limit established pursuant to Section 280G of the Code.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following paragraphs discuss related party transactions that occurred during 2013 and 2012 and related party transactions that are contemplated during 2014 (other than compensation paid or awarded to the Company’s directors, director nominees executive officers that is required to be discussed, or is exempt from discussion, pursuant to the Company’s proxy statements on Schedule 14A. For this purpose, the term “related party transaction” is generally defined as any transaction (or series of related transactions) in which (i) the Company or any of its subsidiaries is a participant, (ii) the amount involved exceeds the lesser of (a) $120,000 or (b) 1.0% of the Company’s average total assets at year- end for the last two completed fiscal years, and (iii) any director, director nominee or executive officer of the Company or any person who beneficially owns more than 5% of the outstanding shares of Common Stock (and the immediate family members and affiliates of the foregoing) has a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company and its subsidiaries.

During 2013 and 2012, the Company, through the Bank and Carrollton Bank, had banking transactions in the ordinary course of its business with the Company’s directors, director nominees, executive officers, 5% or greater stockholders and immediate family members and affiliates of the foregoing. All of these transactions were substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with persons unrelated to the Company and its subsidiaries. The extensions of credit to these persons by the Bank and Carrollton Bank have not had and do not currently involve more than the normal risk of collectability or present other unfavorable features.

Robert J. Aumiller, a director of both the Company and the Bank, is President and General Counsel for Mackenzie Commercial Real Estate Services, a brokerage and real estate development firm, through which the Company and the Bank paid approximately $3,940 in 2013 and $2,385 in 2012 for appraisal, construction, brokerage and property management services. Management believes that the terms of these transactions were at least as favorable to the Company as could have been obtained elsewhere. The Company’s wholly owned subsidiary, Bay Bank, leases the

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offices housing its headquarters from Joppa Green II Limited Partnership, LLP, an entity owned by Mr. Aumiller.  During 2013 and 2012, Bay Bank paid rent under this lease of $341,000 and $313,000, respectively.

The Company uses the following guidelines to determine the impact of a credit relationship on a director’s independence. We consider extensions of credit which comply with Federal Reserve Regulation O to be consistent with director independence. In other words, the Company does not consider normal, arm’s-length credit relationships entered into in the ordinary course of business to negate a director’s independence.

Regulation O requires that loans to directors and executive officers be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by the Company with persons who are not related to the Company or the Bank. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). The Audit Committee must review and approve any credit to a director or his or her related interests and submit such transaction to the full Board of Directors for approval.

In addition, the Company does not consider as independent, for the purpose of voting on any such loans, any director who is also an executive officer of a company to which we have extended credit unless such credit meets the substantive requirements of Regulation O. Similarly, the Company does not consider independent any director who is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any fiscal year, is greater than 2% of such director’s company’s consolidated gross revenues.

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AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has: (i) reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2013 with management and representatives of McGladrey LLP (“McGladrey”), the Company’s independent registered public accounting firm; (ii) discussed with McGladrey all matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (iii) received and reviewed the written disclosures and the letter from McGladrey required by applicable requirements of the Public Company Accounting Oversight Board regarding McGladrey’s communications with the Audit Committee concerning independence and has discussed with McGladrey their independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

By:  AUDIT COMMITTEE
Charles L. Maskell, Jr., Chairman
Steven K. Breeden
Harold I. Hackerman

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules promulgated thereunder, the Company’s executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of Common Stock are required to file certain reports regarding their ownership of Common Stock with the SEC. Based solely on a review of copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all such persons timely filed all reports required to be filed by Section 16(a) during the year ended December 31, 2013.

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

The Audit Committee of the Board of Directors has appointed McGladrey to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2014. At the Annual Meeting, stockholders will be asked to ratify this appointment. McGladrey audited the Company’s financial statements for the year ended December 31, 2013. McGladrey has advised the Corporation that neither the accounting firm nor any of its members or associates has any direct financial interest in or any connection with the Company other than as independent public auditors. A representative of McGladrey will be present at the Annual Meeting and will be given the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

VOTE REQUIRED

A majority of the votes cast at the Annual Meeting is required for approval of the ratification of the appointment of McGladrey as the Company’s independent registered public accounting firm for 2013 as set forth in this Proposal 2. Abstentions and broker non-votes, if any, will have no effect on the vote for this Proposal 4.

If the stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain McGladrey and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent public accountants at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

BOARD RECOMMENDATION

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for 2014.

AUDIT FEES AND SERVICES

As noted above, McGladrey audited the Company’s financial statements for the year ended December 31, 2013, and it audited Jefferson’s financial statements for the year ended December 31, 2012. Rowles & Company, LLP (“Rowles”) audited the Company’s financial statements for the year ended December 31, 2012. Because the shares of Common Stock issued to Jefferson’s stockholders in the Merger exceeded 50% of the shares of Common Stock outstanding immediately after the Merger, Jefferson was deemed to be the acquiring entity in the Merger for accounting purposes. As a result, the assets and liabilities and the historical operations that will be reflected in the Company’s consolidated financial statements going forward will be those of Jefferson. The SEC has released guidance that unless the same accountant reported on the most recent financial statements of both the accounting acquirer and the legal successor, a reverse acquisition results in a change in accountants.

On May 22, 2013, the Audit Committee dismissed Rowles as the Company’s independent registered public accounting firm and appointed McGladrey to audit the Company’s financial statements for the year ended December 31, 2013.

Rowles’s report on the consolidated financial statements of the Company for the fiscal year ended December 31, 2012 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

During the year ended December 31, 2012, and during the interim period from December 31, 2012 to May 22, 2013, the date on which Rowles was dismissed, there were no disagreements between the Company and Rowles on any matter of accounting principles or practices, financial

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statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Rowles, would have caused Rowles to make reference to such disagreement in its report on the financial statements for the year ended December 31, 2012.

During the years ended December 31, 2013 and 2012, there were no reportable events between the Company and Rowles.

During the year ended December 31, 2012, and during the interim period from December 31, 2012 to May 22, 2013, the date on which McGladrey was appointed, the Company did not consult with McGladrey regarding any of the matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

The following table presents fees for professional services rendered by McGladrey for the year ended December 31, 2013:

2013
Audit Fees	$167,817
Audit - Related Fees	78,911
Tax Fees	20,500
Total	$267,228

Audit Fees incurred in 2013 consisted of professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Form 10-K and the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees incurred in 2013 include charges related primarily to the acquisition of legacy Carrollton Bancorp as well as to audits of the Company’s defined benefit plan audit and the Company’s 401(K) plan.

Tax Fees in 2013 represent tax services for preparation of annual tax returns, review of quarterly estimates, and services related to the acquisition of legacy Carrollton Bancorp.

The following table presents fees for professional services rendered by Rowles for the year ended December 31, 2012:

2012
Audit Fees	$85,805
Audit - Related Fees	15,045
Tax Fees	17,902
Total	$118,752

Audit Fees incurred in 2012 consisted of professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Form 10-K and the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees incurred in 2012 include charges related to the Company’s defined benefit plan audit and the Company’s 401(K) plan audit.

Tax Fees in 2012 represent tax services for tax compliance, tax advice, tax planning and income tax return preparation.

It is the Audit Committee’s policy to pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act, which, when needed, are approved by the Audit Committee prior to the completion of the independent registered public accounting firm’s audit. All of the 2013 and 2012 services described above were pre-approved by the Audit Committee.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)

At the 2013 Annual Meeting of Stockholders, pursuant to by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Board of Directors solicited a non-binding advisory vote as to the frequency with which stockholders should be asked to approve the compensation paid to the Company’s named executive officers as disclosed by the Company pursuant to Item 402 of the SEC’s Regulation S-K (frequently referred to as the “Say-on-Pay Vote”).  After considering the outcome of that vote, the Board has decided to hold a Say-on-Pay Vote on an annual basis.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The section of this Proxy Statement entitled “Executive Compensation” contains the information required by Item 402 of Regulation S-K and discusses in detail the Company’s executive compensation program and the compensation that was earned by, awarded to or paid to the Company’s named executive officers in 2013.

The Board of Directors believes that the Company’s compensation philosophy and policies are reasonable in comparison both to similarly- sized companies in our industry and to the Company’s performance during 2013. The Board of Directors also believes that the Company’s compensation program aligns executive officers with the interests of stockholders in the long-term value of the Company as well as the components that drive long-term value.

At the Annual Meeting, stockholders will be asked to adopt the following non-binding advisory resolution:

Bay Bancorp, Inc., Proxy Statement - Page 19

RESOLVED, that the compensation paid to the named executive officers of Bay Bancorp, Inc., as disclosed in its definitive Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including in the section entitled “Executive Compensation”, is hereby approved.

INTERESTS OF EXECUTIVE OFFICERS

Because this advisory vote relates to, and may impact, the Company’s executive compensation policies and practices, the Company’s executive officers, including its named executive officers, have an interest in the outcome of this vote.

VOTE REQUIRED

The adoption of the foregoing resolution requires the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

Because your vote is advisory, it will not be binding on the Board of Directors or its Compensation Committee, overrule any decision made by the Board or its Compensation Committee, or create or imply any additional fiduciary duty by the Board or its Compensation Committee. The Board and its Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

BOARD RECOMMENDATION

The Board of Directors unanimously recommends that stockholders vote FOR approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

A stockholder who desires to present a proposal pursuant to Rule 14a-8 under the Exchange Act to be included in the Proxy Statement for and voted on at the 2015 Annual Meeting of Stockholders must submit such proposal in writing, including all supporting materials, to the Company at its executive offices no later than December 12, 2014 (i.e., 120 days prior to the date of mailing of the Proxy Statement for that meeting, based on this year’s Proxy Statement mailing date) and meet all other requirements for inclusion in the Proxy Statement. Additionally, pursuant to Rule 14a-4(c)(1) under the Exchange Act, if a stockholder intends to present a proposal for business to be considered at the 2015 Annual Meeting Sf stockholders but does not seek inclusion of the proposal in the Company’s Proxy Statement for that meeting, then the Company must receive the proposal by February 25, 2015 (i.e., 45 days prior to the date of mailing of the Proxy Statement for that meeting, based on this year’s Proxy Statement mailing date for it to be considered timely received. Rules 14a-8 and 14a-4(c)(1) provide additional time constraints if the date of the 2015 Annual Meeting of Stockholders is changed by more than 30 days. If notice of a stockholder proposal is not timely received as set forth above, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

FINANCIAL STATEMENTS

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which contains audited financial statements for the year ended December 31, 2013, accompanies this Proxy Statement. This Form 10-K may also be obtained without charge by visiting the Company’s website (www.baybankmd.com) or upon written request to: Corporate Secretary, Bay Bancorp, Inc., 2328 West Joppa Road, Suite 325, Lutherville, Maryland 21093.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that allow us to deliver a single annual report, Proxy Statement, Proxy Statement combined with a prospectus, or any information statement to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders. This is known as “householding.”

The Company is delivering only one Annual Report and Proxy Statement to stockholders sharing an address and who have the same last name or who we believe to be members of the same family, unless contrary instructions have been received from the affected stockholders. Most banks and brokers also are delivering only one copy of the Company’s annual report and the Proxy Statement to consenting street-name stockholders (who own shares in the name of a bank, broker or other holder of record on our books maintained by our transfer agent) who share the same address.

Once you have received notice from your broker or the Company that they are or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. Therefore, if you share the same last name and address with one or more stockholders, from now on, unless the Company receives contrary instructions from you (or from one of these other stockholders), you and all other stockholders who have your last name and live at the same home address will receive only one copy of any of the Company’s annual report, Proxy Statement, and/or Proxy Statement combined with a prospectus or information statement. The Company will include with the household materials for its Annual Meetings, or any other stockholders’ meeting, a separate Notice of Annual Meeting and proxy card for each registered stockholder who shares your last name and lives at your home address.

If you do not wish to participate in the householding program and would prefer to receive separate proxy materials in the future, or if you currently receive multiple Proxy Statements and would prefer to participate in householding, please contact the Company’s transfer agent, American Stock Transfer & Trust Company, or, if you hold your shares in street name, your bank, broker or other record holder. You may contact American Stock Transfer & Trust Company at 1-800-937-5449 or 6201 15th Avenue, 3rd Floor, Brooklyn, NY 11219 to “opt-out” or revoke your consent. If you “opt-out” or revoke your consent to householding, each primary account holder residing at your address will receive individual copies of the Company’s Proxy Statement, annual report and other future stockholder mailings.  The Company will deliver promptly

Bay Bancorp, Inc., Proxy Statement - Page 20

upon oral or written request to our transfer agent a separate copy of its current annual report and this Proxy Statement to any security holder at a shared address to which a single copy of such documents was delivered in connection with the Annual Meeting.

To View the Annual Report and Proxy Materials Online go to: http://www.baybankmd.com/AboutUs/InvestorRelations/PROXYMATERIALS.aspx

OTHER MATTERS

The management of the Company knows of no matters to be presented for action at the meeting other than those mentioned above; however, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interest of the Company.

Bay Bancorp, Inc., Proxy Statement - Page 21

BAY BANCORP, INC. 2328 WEST JOPPA ROAD, SUITE 325 LUTHERVLLE, MD 21093
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following Director nominees to serve until the 2015 annual meeting:		[ ]	[ ]	[ ]
1.	Election of Directors
Nominees
01	Robert J. Aumiller	02	Steven K. Breeden	03	Kevin G. Byrnes	04	Mark M. Caplan	05	Kevin B. Cashen
06	Harold I. Hackerman	07	Eric D. Hovde	08	Charles L. Maskell, Jr.	09	Joseph J. Thomas

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
2.	Ratify the appointment of McGladry, LLP as the Company's independent registered public accounting firm for 2014.	[ ]	[ ]	[ ]

3.	Adopt a non-binding advisory resolution approving the compensation of the Company's named executive officers.	[ ]	[ ]	[ ]

NOTE: The proxy holders are hereby authorized to exercise discretionary voting authority with respect to any other matter that may properly come before the meeting and any adjournments or postponments thereof.

	Yes	No
Please indicate if you plan to attend this meeting	[ ]	[ ]

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF
BAY BANCORP, INC.
May 14, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K wrap is/are available at www.proxyvote.com .

BAY BANCORP, INC.

Annual Meeting of Shareholders
May 14, 2014 10:00 AM
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF BAY BANCORP, INC.

The undersigned stockholder(s) of Bay Bancorp, Inc. a Maryland corporation (the "Company"), hereby appoints Robert J. Aumiller, Mark M. Caplan and Harold I. Hackerman, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at 7151 Columbia Gateway Drive, Suite A., Columbia, Maryland on May 14, 2014, at 10:00 a.m., prevailing local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the accompanying Proxy Statement dated April 11, 2014 and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed below. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the nominees for director and "for" each of the other proposals as described in the Proxy Statement and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side